Exhibit 99.1

Monster Worldwide Announces Sale of Yellow Pages Division

•                  Transaction Positions Monster Worldwide to Focus on Full Growth Potential of Monster Franchise

•                  Purchase Price of $80 Million

•                  Company’s Earnings Outlook From Continuing Operations Unchanged at $0.85-0.90 Per Share

New York, June 1, 2005 – Monster Worldwide, Inc. (NASDAQ: MNST) today announced that it has sold its Yellow Pages division to Audax Group, a leading private equity firm.  The sale includes Monster Worldwide’s Yellow Pages business in North America and Japan, formerly known as TMP Worldwide Directional Marketing, which will now operate under the name TMP Directional Marketing, and Monster Worldwide’s online relocation business, Monstermoving.com, which will now operate under the name Moving.com.  Both businesses were a part of Monster Worldwide’s Directional Marketing business segment.  The transaction allows Monster Worldwide, a leading Internet enterprise, to further tighten its strategic and operational focus on the expansion of the Monster franchise across local and international markets.

The purchase price of the transaction is $80 million, including $73 million in cash, which is subject to working capital and other adjustments, and a $7 million promissory note with a 3% coupon, payable in seven years or sooner, depending upon certain events including the resale of the Yellow Pages business by Audax.   Net proceeds after working capital and other adjustments, taxes and transaction costs are expected to be approximately $52 million.

“This transaction benefits Monster Worldwide by allowing us to focus more squarely on our core competencies and enhance our prospects for future growth,” said Andrew J. McKelvey, Chairman and CEO, Monster Worldwide.  “We have been in the Yellow Pages industry since our inception in 1967 and that original platform enabled us to become the global leader we are today.  Given our singular corporate strategy of growing the Monster business and expanding the online recruitment industry across key local, national and global markets, we believe the sale of the Yellow Pages division is a natural step that best serves the interests of Monster Worldwide and TMP Directional Marketing’s clients and Monster Worldwide’s shareholders.”

The businesses that were sold employed 790 of Monster Worldwide’s approximately 5,000 global employees and contributed approximately $88 million in revenue and approximately $0.07 per share to Monster Worldwide’s revenue and diluted earnings per share, respectively, in the year 2004.  The businesses that were sold were not expected to make a meaningful contribution to Monster Worldwide’s diluted earnings per share in 2005.  The outlook for earnings per share from continuing operations remains unchanged at $0.85-0.90 for 2005.  The company expects to record a non-cash, loss on this sale during the second quarter of 2005, with the loss currently anticipated to be approximately $0.02 per diluted share to be reported in discontinued operations.

About Audax Group

Audax Group, founded in 1999, is a leading investor in middle market companies.  With offices in Boston and New York, Audax manages in excess of $1.5 billion in equity and mezzanine debt capital.  For more information visit the Audax Group website http://www.audaxgroup.com

About Monster Worldwide

Founded in 1967, Monster Worldwide, Inc. is the parent company of Monster®, the leading global online careers property. The company also owns TMP Worldwide, one of the world’s largest Recruitment Advertising agency networks. Headquartered in New York with approximately 4,500 employees in 26 countries, Monster Worldwide (NASDAQ: MNST) is a member of the S&P 500 Index. More information about Monster Worldwide is available at www.monsterworldwide.com.

Monster is the leading global online careers property. A division of Monster Worldwide, Monster works for everyone by connecting quality job seekers at all levels with leading employers across all industries. Founded in 1994 and headquartered in Maynard, Mass., Monster has 25 local language and content sites in 23 countries worldwide. More information is available at www.monster.com or by calling 1-800-MONSTER.  To learn more about Monster’s industry-leading employer products and services, please visit http://recruiter.monster.com.

Special Note:  Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, risks associated with acquisitions, competition, seasonality and the other risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.

Contacts:

Investors:

Robert Jones

(212) 351-7032

robert.jones@monsterworldwide.com

Media:

David Rosa

(212) 351-7067

david.rosa@monsterworldwide.com

Christian Harper

Weber Shandwick

(212) 445-8135

charper@webershandwick.com

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